Exhibit 15.2

If you do not expressly indicate how you wish your vote to be cast, your shares will be voted in accordance with the proposals of the Luxottica Group S.p.A. Board of Directors.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Consideration of resolutions relating to:

Agenda Item 1	NON-VOTING ITEM
	FOR	AGAINST	ABSTAIN
Agenda Item 2	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Agenda Item 3	☐	☐	☐

Given on:	2007	Corporate or entity shareholder:	Name of signatory(ies):

Signed:		Name:

Individual Shareholder:		For and on behalf of the above shareholder by:	Title of signatory(ies):

Name:

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AGENDA

Consideration of resolutions relating to:

1.
Submission of the Company's Statutory Financial Statements and the Consolidated Financial Statements as of and for the year ended December 31, 2006 and of the reports thereon of the Board of Directors, the Board of Statutory Auditors and the Company's Independent Registered Public Accounting Firm);

2.
Resolution with respect to the allocation of net income and distribution of dividends from part of the net income and the extraordinary reserve; and

3.
Determination of the compensation of the Board of Directors for 2007.

Luxottica Group S.p.A.
Issues presented for consideration by the
Annual Ordinary Meeting of Shareholders of
Luxottica Group S.p.A.

    THE FOLLOWING PROXY CARD RELATES TO THE ANNUAL ORDINARY MEETING OF THE SHAREHOLDERS OF LUXOTTICA GROUP S.P.A. AND IS BEING SENT TO THE HOLDERS OF LUXOTTICA GROUP S.P.A. AMERICAN DEPOSITARY SHARES PURSUANT TO THE DEPOSIT AGREEMENT AMONG LUXOTTICA GROUP S.P.A., DEUTSCHE BANK TRUST COMPANY AMERICAS, AS DEPOSITARY, AND THE REGISTERED OWNERS AND HOLDERS OF THE AMERICAN DEPOSITARY SHARES.

Address Change/Comments (Mark the corresponding box on the reverse side)

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Proxies submitted over the Internet or by telephone must be received by 11:59 pm Eastern Time on Monday, May 7, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/lux Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.